SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 April 20, 2001

                         FLEXPOINT SENSOR SYSTEMS, INC.
            (Exact name of registration as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

              0-24368                               87-0620425
     (Commission file number)           (IRS employer identification no.)

   6906 South 300 West, Midvale, Utah                 84047
(Address of principal executive offices)            (ZIP code)

                                 (801) 568-5111
              (Registrant's telephone number, including area code)

                   This document contains a total of 3 pages.


Item 5.  Other Events

         The Company previously reported a transaction with Aspen Capital Resources, LLC ("Aspen") in a Form 8-K dated October 5, 2000 wherein it was reported that the Company issued 50,000,000 shares to Aspen for conversion of $50,000 in principal owing on outstanding debentures issued by Company to Aspen. The conversion price was reported as par value, or $0.001 per share, on a day when the shares of the Company were trading at approximately $0.2812 per share. Current management believes that the transaction was unlawful, and was not made pursuant to the requirements of the Delaware Code. Accordingly, the board of directors has directed John Sindt, President and Chairman of the Board of Directors, to undertake whatever actions are necessary to cancel the shares issued on October 5, 2000, either through negotiations or litigation.

         Pending resolution of this transaction, and to facilitate the efforts of Mr. Sindt to resolve the transactions with Aspen, the Board of Directors has authorized by resolution dated April 13, 2001 the designation of a class of preferred shares as the Series 2001 Super-Voting Preferred Shares, having a par value of $0.001 per share. Each share shall have the right to cast 100 votes per share at any meeting, or upon any measure, wherein the holders of common stock of the corporation are entitled to vote. Such super-voting rights shall expire on July 1, 2004 unless otherwise extended by the board of directors. The board has authorized, and directed the stock transfer agent of the corporation to issue 800,000 shares of the Series 2001 Super-Voting Preferred Shares in the name of John Sindt.

         On Friday, April 20, 2001, Mr. Sindt announced the appointment of Donald E. Shelley, 53 of Salt Lake City, Utah, and Eric Jergensen, 41 of Salt Lake City, Utah as directors of the corporation. Mr. Shelley is a CPA, and graduated from Brigham Young University in accounting. Mr. Jergensen is a graduate of the University of Utah, holding a degree in Engineering, and an MBA. These appointments bring the total number of directors to three. John F. Trotter II resigned as a director effective February 7, 2001, Don Jackson resigned as a director on February 6, 2001, Joe Johnson resigned as a director January 26, 2001 and Jeff Coleman resigned as a director on December 31, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           FLEXPOINT SENSOR SYSTEMS, INC.
Date: April 20, 2001
                                           By  /s/ JOHN SINDT
                                           ---------------------------------
                                           John Sindt
                                           President